Exhibit 99.1

Coeur d’Alene Mines Corporation 505 Front Avenue, P.O. Box I Coeur d’Alene, ID 83816-0316 Telephone 208.667.3511 Facsimile 208.667.2213

Press Release

COEUR PROPOSES TO ACQUIRE WHEATON RIVER IN A STOCK AND CASH
TRANSACTION VALUED AT US$3.28 (C$4.50) PER SHARE

TOTAL TRANSACTION VALUE OF APPROXIMATELY US$1.8 (C$2.5) BILLION

TRANSACTION CREATES 4TH LARGEST NORTH AMERICAN
PRECIOUS METALS COMPANY

WORLD’S LARGEST PRIMARY SILVER PRODUCER INCREASES
SILVER PRODUCTION BY 45%

CREATES TOP 10 GLOBAL GOLD PRODUCER

     Coeur d’Alene, Idaho – May 27, 2004 – Coeur d’Alene Mines Corporation (NYSE:CDE) today announced that it has proposed to acquire Wheaton River Minerals Ltd. (TSX:WRM, AMEX:WHT) in a stock and cash transaction valued at US$3.28 (C$4.50) per Wheaton River share, or a total transaction value of approximately US$1.8 (C$2.5) billion (including US$1.9 (C$2.6) billion in equity and US$133 (C$182) million in assumed debt less US$174 (C$238) million of cash), based upon Coeur’s closing stock price on May 27, 2004. The proposal was made in a letter sent today by Dennis E. Wheeler, Chairman and Chief Executive Officer of Coeur, to Ian Telfer, Chairman and Chief Executive Officer of Wheaton River. Coeur’s proposal represents a premium of 14% to Wheaton River’s closing stock price on May 27, 2004, and a premium of 25% over Wheaton River’s 20-day average.

     The transaction is subject to lawful termination of the existing agreement between Wheaton River and IAMGOLD Corporation (TSX:IMG, AMEX:IAG).

     Dennis E. Wheeler, Chairman and Chief Executive Officer of Coeur, said, “The combination of Coeur and Wheaton River is truly compelling and provides superior value to both Wheaton River and Coeur shareholders. Our combination creates the fourth largest North American precious metals company, increases Coeur’s primary silver production by 45%, and creates a top 10 global gold producer with among the lowest cash costs of production in the industry. The combined company, a totally unhedged precious metals producer, will have superior financial strength and flexibility and will provide shareholders with leading market liquidity. This transaction would be accretive for Coeur on all key metrics including net asset value, cash flow and earnings per share without any consideration of synergies.

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     “We have the greatest respect for Ian Telfer and his management team and we are impressed with what Wheaton River has created in a very short time. We think Wheaton River’s assets are an excellent fit with ours and should lead to significant synergies. We look forward to combining Wheaton River’s assets, including its strong South American and Luismin Mexican silver operations, with Coeur’s valuable operations. The combined company would have a fully-funded, superior, organic development project pipeline. Coeur’s management team, with combined operating experience of 300 years, looks forward to working closely with Wheaton River’s management team to achieve a transaction that is in the best interests of both companies’ shareholders,” concluded Mr. Wheeler.

     Attached is the complete text of the May 27, 2004 letter from Mr. Wheeler to Mr. Telfer:

“May 27, 2004

Mr. Ian Telfer
Chairman & CEO
Wheaton River Minerals Ltd.
200 Burrard Street, Suite 1560
Vancouver, BC
V6C 3L6, Canada

Dear Ian:

On behalf of Coeur d’Alene Mines Corporation, I am pleased to submit a firm offer for the combination of Wheaton River Minerals and Coeur. In the combination, holders of Wheaton River common shares will receive for each Wheaton River share, total consideration of C$4.50 per share.

Wheaton River shareholders will have the opportunity to elect among:

•	C$4.50 per Wheaton River share in cash, subject to a maximum; or

•	Coeur common shares or exchangeable shares of a Canadian subsidiary of Coeur (with value equivalent to Coeur common stock) at the exchange ratio (“Exchange Ratio”) of 0.649 Coeur common shares per Wheaton River common share with a value of C$4.50 per Wheaton River share based on closing share prices as at May 27, 2004.

The maximum cash consideration will be US$205 (C$285) million, or C$0.50 per Wheaton River share if all Wheaton River shareholders elect the cash option. Under the offer, warrant and option holders of Wheaton River will receive an equivalent value of Coeur warrants and options based on the Exchange Ratio.

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Coeur is prepared to enter into an arrangement agreement setting forth the detailed terms and provisions of the transaction, in form and substance substantially the same as the existing Amended and Restated Arrangement Agreement between Wheaton River and IAMGOLD Corporation dated as of April 23, 2004. Our offer is not conditional on obtaining financing or additional due diligence. Neither is it conditioned, in any way, on the outcome of Golden Star’s recent proposal to acquire IAMGOLD.

I believe the offer made hereby is clearly superior to the previously announced IAMGOLD transaction. Based on stock closing prices on May 27, 2004, the Coeur offer will provide Wheaton River stockholders a total value, per Wheaton River share, of C$4.50, a C$0.45 premium over the value of the IAMGOLD transaction. The Coeur offer is superior based on key measures of comparison in addition to price, as shown by the following:

Superior
		Coeur Offer	IAMGOLD Offer	Proposal
		0.649 Exchange + Cash	0.55 Exchange

1.	Value of Offer

	May 27, 2004	C$4.50	C$4.06	Coeur
	March 30, 2004	C$5.86	C$5.14	Coeur

2.	Cash in Offer per Share	C$0.50 (US$205mm)	Nil	Coeur

3.	Operating Expertise	70 years	Nil	Coeur

4.	Trading & Liquidity

	Liquidity	$75 mm/day	$45 mm/day	Coeur
	Pro-Forma Exchange	NYSE/TSX	TSX/AMEX	Coeur

5.	Growth Projects

	Projects Contributed	2 Projects + 2 Expansion – Wholly Owned	1 Expansion – 19% minority interest	Coeur

6.	Profile

	Silver Production	World’s Largest Primary Silver Co.	6.5 mm ozs	Coeur
	Gold Production	Top 10 Gold Producer	Top 10 Gold Producer	—
	Cash Costs	Cash Costs Below $125/oz	Cash Costs Below $125/oz	—

7.	Reserves & Resources

	Reserves	9 mm ozs	9 mm ozs	—
	Reserves + Resources	21 mm ozs	24 mm ozs	—

I would point out, in addition, that based on stock values at March 30, 2004 – the comparison standard for determining a “Superior Offer”, as defined in the Wheaton River-IAMGOLD agreement, the value of Coeur’s offer was C$5.86 per Wheaton River share, more than 9% above the C$5.40 threshold set forth in the agreement.

We are confident that the transaction will be welcomed by Coeur shareholders as well. A combination with Wheaton River will maintain Coeur’s strong balance sheet, maintain the combined company as the world’s largest primary silver producer, and build value for shareholders as a strong, low cost, international mining entity. The combination will provide financial strength and flexibility, as well as significant market liquidity. The combined company will be North America’s fourth largest precious metals company by market capitalization, generating approximately $200 million annually in cash flow and nearly $100 million annually in earnings. The combined company will produce over 22 million ounces of silver, have nearly 9 million ounces of gold equivalent reserves, and 21 million ounces of total resources – a leading position among our peers.

I want to be very clear that this is a friendly offer. We would welcome the participation of Wheaton directors on the board of the combined company. Coeur understands that Wheaton River has certain obligations under the Wheaton River-IAMGOLD agreement. At the same time, your directors’ fiduciary obligations provide ample authority to inform your shareholders of our offer in order that they may receive the benefit of a clearly superior transaction. Coeur understands that a break fee may be payable if Coeur combines with Wheaton River. If that occurs, Coeur expects that Wheaton River will pay the break fee. Also, if both the Coeur-Wheaton River combination and the Golden Star-IAMGOLD combination occurs, there may be mutual break fees payable. For your information, Coeur and Golden Star have agreed that the net amount of the two break fees will be paid. As soon as you are in a position to do so, we are fully prepared to respond to any questions you may have and we are prepared to execute a legally binding arrangement agreement for the Coeur transaction.

We are separately sending a complete form of agreement which we are prepared to enter into with Wheaton River.

Ian, we hope and expect that our proposal will move forward expeditiously in a constructive manner that will serve the interests of all stockholders. I look forward to your prompt response.

Very truly yours,

/s/ Dennis E. Wheeler

Dennis E. Wheeler
Chairman and Chief Executive Officer
Coeur d’Alene Mines Corporation”

     Coeur’s offer is also not conditional upon obtaining financing or due diligence. Consummation of this proposed transaction will be subject to entering into of a definitive agreement satisfactory to Coeur in a form substantially similar to the existing arrangement agreement between Wheaton River and IAMGOLD, and customary closing conditions including the absence of any material adverse change and receipt of all applicable regulatory, shareholder and court approvals.

     The Company noted that it understands that simultaneous with its offer for Wheaton River, Golden Star Resources Ltd. (TSX:GSC, AMEX:GSS) has announced that it has proposed a business combination with IAMGOLD Corporation. The Company noted that its offer for Wheaton River is not conditional upon Golden Star’s transaction with IAMGOLD.

     CIBC World Markets Inc. is acting as financial advisor to Coeur. Gibson, Dunn & Crutcher LLP and Stikeman Elliott LLP are acting as legal counsel to Coeur.

     Figures presented in this release are based upon approximate current exchange rates for US and Canadian currency. The exchange rates may vary before consummation of a transaction.

     Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resource” in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. You can review and obtain copies of that filing from the SEC website at http://www.sec.gov/edgar.html.

This document contains numerous forward-looking statements relating to the Company’s silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Such forward-looking statements include the statements above as to the impact of the proposed acquisition on both the combined entity and the Company’s shareholders. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include negotiation and completion of a formal transaction agreement, governmental regulatory processes, the Company’s ability to successfully integrate the operations of Wheaton River, assumptions with respect to future revenues, expected mining program performance and cash flows and the outcome of contingencies. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Wheaton River or Coeur. This communication is not a solicitation of a proxy from any security holder of Coeur d’Alene Mines Corporation or Wheaton River Minerals Ltd. If a transaction is agreed upon or an offer commenced, Coeur will file a proxy statement/prospectus and any other relevant documents concerning the proposed transaction with Wheaton River with the SEC and the securities commissions or equivalent regulatory authorities in Canada. YOU ARE URGED TO READ ANY SUCH PROXY STATEMENT/PROSPECTUS IF AND WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN FILED WITH THE SEC AND THE SECURITIES COMMISSIONS OR EQUIVALENT REGULATORY AUTHORITIES IN CANADA BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain any such proxy statement/prospectus (if and when it becomes available) and any other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, you may obtain the proxy statement/prospectus (if and when it becomes available) and the other documents filed by Coeur with the SEC by requesting them in writing from, 400 Coeur d’Alene Mines Building, 505 Front Avenue, Coeur d’Alene, Idaho 83814, Attn: Investor Relations, tel: (208) 667-3511.

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Public Teleconference:

Coeur will hold a conference call tomorrow, May 28, 2004 at 9:15 a.m. EDT to discuss its proposal for Wheaton River. To access the conference call, listeners calling from within North America should dial (888) 796-2701 at least 10 minutes prior to the start of the conference. Those wishing to access the call from outside North America should dial (706) 679-5633.

A slide presentation and webcast of the conference call will be available at www.coeur.com.

Contacts:	James A. Sabala
Chief Financial Officer
208-769-8152

Mitchell J. Krebs
Vice President Of Corporate Development
773-388-2902

Joele Frank / Jennifer Felber
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449